NeoStem Provides Update on Amorcyte Clinical Progress and Reports Results for Second Quarter

Press Release Source: NeoStem, Inc. On Monday August 15, 2011, 9:06 am EDT

NEW YORK, Aug. 15, 2011 /PRNewswire/ -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company"), an international biopharmaceutical company with a focus on cell based therapeutics development, today reported on important progress toward the commencement of a Phase II clinical trial for AMR-001, the lead product candidate of Amorcyte, Inc. ("Amorcyte")  for the treatment of acute myocardial infarction.  This comes after recent positive developments with respect to moving AMR-001 through the Food and Drug Administration's drug development process such that the Company is confident that the Phase II clinical trial will commence earlier than originally planned.  NeoStem signed a definitive agreement to acquire Amorcyte on July 13, 2011.

Amorcyte's lead product, AMR-001, is an autologous stem cell treatment designed to prevent the major adverse cardiac events following acute myocardial infarction (AMI).  Dr. Andrew Pecora, Amorcyte's Chief Scientific Officer, said, "We believe that there are data from several published clinical trials, including ours, demonstrating the potential effectiveness of a cell-based therapy for preserving cardiac function and preventing the adverse clinical events that usually follow a large myocardial infarction.  Our clinical trial of AMR-001 yielded significant results, forming the basis for the Phase II trial. AMR-001 is a homogeneous, purified and enriched cell population for which investigators have established a biologically active, or threshold, dose."  The Phase II trial has been designed to provide the Company and regulatory authorities a clear picture of the potential to improve perfusion, preserve cardiac function and improve clinical outcomes. The trial is expected to include 150 patients in a placebo controlled, double blind study.  This design replicates that of the Phase I trial, but with substantially greater statistical power. A composite of cardiac measures, including clinically meaningful endpoints, will support the primary endpoint of perfusion. "Though the plan was to enroll the first patient early in 2012, we are now confident that we will begin the Phase II program ahead of schedule," said Dr. Pecora.

Dr. Robin Smith, NeoStem CEO, said, "We are thrilled to see Amorcyte advancing through the FDA's drug development process and moving forward with the Phase II clinical trial. We believe that AMR-001 represents a potential breakthrough therapy for a large unmet medical need. We see tremendous potential pharmacoeconomic benefit in this therapy, which we believe could change both the clinical adverse events associated with serious heart attacks and improve a patient's quality of life, all with one therapeutic intervention."

NeoStem continues its transition to cell based therapeutics and Progenitor Cell Therapy ("PCT's") capabilities in quality cell manufacturing are a key advantage in the development of AMR-001 as well as future cell-based therapeutics candidates the Company may pursue.

NeoStem reported its unaudited results for the three and six months ended June 30, 2011. Revenues for the three and six months ended June 30, 2011 were $18.5 million and $38.1 million compared to $19.4 million and $35.2 million for the same periods in 2010.  Revenues in its Pharmaceutical Manufacturing – China business for the three and six months ended June 30, 2011 reflected lower sales due to a strategic decision by management to discontinue selling certain pharmaceutical intermediates to other pharmaceutical manufacturers, in order to create capacity within the existing production lines for higher margin products in the future.

Net losses attributable to NeoStem's controlling interests for the three and six months ended June 30, 2011 were $10.8 million or $0.13 per share (including $4.6 million of non-cash equity-based compensation and $2.4 million of depreciation and amortization), and $21.1 million or $0.27 per share (including $6.7 million of non-cash equity-based compensation, $4.6  million of depreciation and amortization, $1.0 million of non-cash expenses related to the Series E Convertible Redeemable Preferred Stock, $0.9 million of non-cash related in-process research and development expenses, and $0.6 million of non-cash charitable contributions), respectively. Net losses attributable to our controlling interests for the three and six months ended June 30, 2010 were $5.4 million, or $0.11 per share (including $2.3 million of non-cash equity-based compensation and $0.7 million of depreciation and amortization), and $10.1 million, or $0.23 per share (including $4.3 million of non-cash equity-based compensation and $1.5 million of depreciation and amortization), respectively.

The Company invested $5.2 million in capital expenditures during the first six months of 2011, primarily related to the construction of a new pharmaceutical manufacturing facility for its majority-owned subsidiary, Suzhou Erye Pharmaceutical Co., Ltd.

As of June 30, 2011, the Company had cash, cash equivalents and restricted cash of $9.7 million. On July 22, 2011, NeoStem completed a public offering of units raising gross proceeds of $16.5 million which strengthens the Company's cash balance for future operations.

Since the acquisition of PCT, NeoStem has continued to make great progress in its mission to leverage the Company's core competencies and bring new cell based therapeutics to the marketplace, to transition to a developer of its own cell therapies and support the growth of PCT as a premier service provider to attract world-renowned clients and therapeutics partners. The recent capital raise to support this mission and pending acquisition of Amorcyte with a Phase II asset for AMI represent tangible evidence of its achievements. The Company sees the start of the Phase II AMR-001 trial, progress with its T-cell therapeutic program and other on-going business development initiatives as important milestones for its shareholders."

About NeoStem, Inc.

NeoStem is engaged in the development and manufacturing of cell-based therapies in the U.S. Its January, 2011 acquisition of Progenitor Cell Therapy, and its agreement to acquire Amorcyte (which is expected to close in the fourth quarter subject to shareholder approval) position NeoStem to achieve its mission of capturing the paradigm shift to cell therapy.

PCT not only gives NeoStem access to a world class contract manufacturing cell therapy company, but provides NeoStem a platform and expertise around the evaluation, development and regulatory requirements necessary to develop autologous, allogeneic, immunomodulatory and vaccine-based therapeutics.

NeoStem also holds the worldwide exclusive license to VSEL™ Technology, which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem owns 80% of Athelos Corporation, a company developing a T-cell therapeutic with potential in a range of auto-immune conditions such as graft versus host disease, asthma and diabetes. NeoStem's acquisition of Amorcyte, once the transaction is completed, will give the Company a Phase II asset for the treatment of acute myocardial infarctions and a Phase I asset for congestive heart failure. NeoStem will own 100% of the worldwide rights to the Amorcyte programs.

Furthermore, NeoStem is building its Chinese presence by establishing an operations lab for cell-based manufacturing in Beijing and is commercializing cellular therapies in China through the establishment of relationships with a network of hospitals.

NeoStem also owns a majority interest in Suzhou Erye Pharmaceutical Company Limited, a world class manufacturer and distributor of generic antibiotics in China, with reported revenues of $69 million in 2010.

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and the closing of the Amorcyte acquisition which remains subject to certain customary closing conditions, about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 6, 2011, its Form 8-K filed on July 14, 2011 as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:

NeoStem, Inc.
Robin Smith, CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com
Web: http://www.neostem.com